Exhibit 99.1

BPZ Energy Provides Block Z-1 Operations Update and Announces Year-end 2012 Reserves

Houston, TX ‒ February 28, 2013 ‒ BPZ Energy (NYSE: BPZ) (BVL: BPZ), an independent oil and gas exploration and production company, today announced an update to Block Z-1 operations as well as year-end 2012 oil reserves.

Corvina CX-15 Drilling

Preparations for the new CX-15 development drilling campaign continue with some delays deemed necessary to make adjustments to the platform’s draft (submerged depth). As a result, the first well spud is expected to occur within three to six weeks, depending on progress, as well as weather and sea conditions. Targeted depth of the first CX-15 well, named 4D, will be approximately 6,700 feet subsea. Conventional cores of the reservoir rocks will also be cut during drilling operations.

Corvina CX-11 Workovers

The workover campaign at the CX-11 platform has resumed with work currently underway at the 14D well, which will be followed by a workover on the 15D well. Other CX-11 wells are under review for potential workovers during 2013.

Manolo Zúñiga, President and CEO of BPZ Energy, commented, “First drilling at the CX-15 is taking longer than anticipated  due to the usual learning curve on starting up a new platform, which in our case has required us to make certain adjustments to the platform’s draft.  It is important that our team follow all the recommended engineering and safety measures during the startup phase of this multi-well drilling campaign, which includes commissioning all the production equipment and interconnecting the CX-11 and CX-15 platforms with four production lines.”

“Aiming at increasing and optimizing production at Corvina, we are excited that we will soon begin drilling from the CX-15 buoyant tower as well as having reinitiated the CX-11 workover campaign, and with both Corvina platforms interconnected our reservoir management capability is also expected to improve.  Meanwhile, interpretation of the new 3D seismic data at Corvina is ongoing, allowing us to continue refining the future CX-15 development drilling locations.  Furthermore, the 3D seismic data acquired in the rest of Block Z-1 is allowing us to define our future offshore exploration program, and our return to drilling at Albacora.”

2012 Reserves

The 2012 year-end total net proved crude oil reserves estimate, adjusted for the sale of BPZ Energy’s 49% interest in Block Z-1 to Pacific Rubiales, is 16.4 million barrels covering the Company’s Corvina and Albacora fields. The estimates were prepared by the Company’s independent reserve auditors Netherland Sewell & Associates, Inc. A full presentation of our reserves estimated in accordance with Securities and Exchange Commission rules will be included in our annual report on Form 10-K.

The Company’s proved (P1), probable (P2), and possible (P3) crude oil reserves on a net basis for the Corvina and Albacora fields as of December 31, 2012 were as follows:

Total Oil Reserves (Mmbo)	Total Combined	Corvina	Albacora
Proved (P1)	16.4	13.4	3.0
Probable (P2)	28.6	22.5	6.1
Possible (P3)	28.2	16.7	11.5

The following comparison of Block Z-1 reserves is adjusted for BPZ Energy’s 51% interest on a year-to-year basis.

Total net proved reserves were lower in 2012 compared to 2011 levels by 1.3 million barrels of oil. Net oil production of 0.6 million barrels during calendar 2012 accounted for almost half of the decrease. The remainder of the proved reserve decrease was mainly due to workovers pending on the 14D and 15D wells at the Corvina CX-11 platform, as well as removal of the Albacora A12F well from the proved category given its required conversion to a gas injection well. During 2012 no new wells were drilled in either field.

The net probable reserves category declined by 1.7 million, also mainly due to the workovers pending at the 14D and 15D wells previously mentioned. Net possible reserves were relatively flat year-over-year.

ABOUT BPZ ENERGY

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. under ticker symbol BPZ on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has license contracts for oil and gas exploration and production covering approximately 2.2 million gross acres in four properties in northwest Peru. The Company holds a 51% working interest and Pacific Rubiales Energy Corp. holds a 49% working interest in offshore Block Z-1, for which current activity includes the development of the Corvina oil discovery, as well as the redevelopment of the Albacora field.

In addition, the Company is pursuing the exploration of onshore Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company also owns a non-operating net profits interest in a producing property in southwest Ecuador. Please visit the Company's website at www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful operation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The U.S. Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only "reserves" that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce, or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project. We are prohibited from disclosing estimates of oil and gas resources that do not constitute "reserves" in our SEC filings, including the estimates of contingent and prospective resources included in this press release. With respect to "probable" and "possible" reserves, we are required to disclose the relative uncertainty of such classifications of reserves when they are included in our SEC filings. Further, the reserves estimates contained in this press release are not designed to be, nor are they intended to represent, an estimate of the fair market value of the reserves.

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges. As such PRE may be subject to different information disclosure requirements than the Company. Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

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Investor and Media Contact:

A. Pierre Dubois

Investor Relations & Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com